UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):      June 21, 2006
Glenayre Technologies, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-15761	98-0085742

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification Number)

825 8th Avenue, 23rd floor, New York, New York	10019

(Address of principal executive offices))	(Zip Code)
Registrant’s telephone number, including area code:      770-283-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 21, 2006, Entertainment Distribution Company, LLC (“EDC”), which is a subsidiary of Glenayre Technologies, Inc. (“Glenayre”), entered into a Second Amendment to Credit Agreement (the “Second Amendment”) with Wachovia Bank, National Association and ING Capital LLC (the “Lenders”) pursuant to which EDC and the Lenders agreed to certain amendments to the Credit Agreement among EDC and the Lenders dated May 31, 2005 (the “Credit Agreement”). Pursuant to the Second Amendment: (1) the Lenders agreed to the early release of $16.5 million of Glenayre’s cash held as collateral pursuant to the terms of the Cash Collateral Agreement dated May 31, 2005 entered into in connection with the Credit Agreement (the “Collateral Agreement”); (2) the Lenders extended the term of the revolving credit facility provided by the Credit Agreement for one year; (3) certain modifications were made to the applicable leverage and fixed charge coverage ratios; and (4) all required principal payment dates were moved back from June 30th to December 31st of each year, such that the remaining principal amount of the term loan is required to be repaid in five installments as follows:

Payment Date	Amortization Payment
December 31, 2006	$6,500,000
December 31, 2007	$8,000,000
December 31, 2008	$9,000,000
December 31, 2009	$9,000,000
December 31, 2010	$9,000,000

     A copy of the Second Amendment is filed with this report as Exhibit 10.1 and is hereby incorporated by reference herein. The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such amendment.
Item 1.02. Termination of a Material Definitive Agreement.
     As described above in Item 1.01, pursuant to the Second Amendment the Lenders agreed to the early release to Glenayre of its $16.5 million of cash collateral held under the Collateral Agreement. Pursuant to the terms of the Collateral Agreement, such release terminates the Collateral Agreement.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
     (d) Exhibits.
     10.1      Second Amendment to Credit Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glenayre Technologies, Inc.

Dated: June 22, 2006	By:	/s/ Debra Ziola

Name: Debra Ziola Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Second Amendment to Credit Agreement